Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Investment Trust of our reports dated October 24, 2019 and December 13, 2019, relating to the financial statements and financial highlights, which appear in John Hancock International Value Fund (one of the Funds constituting John Hancock Funds II) and John Hancock Disciplined Value International Funds’ (one of the Funds constituting John Hancock Investment Trust) Annual Reports on Form N-CSR for the years ended August 31, 2019 and October 31, 2019, respectively. We also consent to the references to us under the headings “Experts”, “Exhibit A Form of Agreement and Plan of Reorganization” and “Pro Forma Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 1, 2020